EXHIBIT 10.20

WJ COMMUNICATIONS, INC.

401 RIVER OAKS PARKWAY

SAN JOSE, CALIFORNIA  95134

February 4, 2002

Mr. Michael R. Farese

5313 Arezzo Way

San Jose, California 95138

                Re:          Employment Agreement

Dear Mr.Farese:

This letter agreement (this “Agreement”) sets forth the terms and conditions of your employment with WJ Communications, Inc. (the “Company”), effective as of the earlier of (A) two weeks after you provide notice of resignation to your current employer, but in no event later than February 28, 2002, or (B) the effective date of resignation from your current employer (the “Effective Date”).  You acknowledge that if the Effective Date does not occur on or before February 28, 2002, the Company shall have no obligation to employ you and this Agreement shall terminate.

1.             Employment and Services.  Subject to Board approval of your election as President and CEO, the Company shall employ you as President and Chief Executive Officer of the Company, for the period beginning on the Effective Date and ending upon termination pursuant to paragraph 4 (the “Employment Period”).  During the Employment Period, you shall be located at the Company’s principal headquarters and you shall render such services to the Company and its affiliates and subsidiaries as the Board of Directors of the Company shall reasonably designate from time to time, and you shall devote your best efforts and full time and attention to the business of the Company.  During the Employment Period, you agree not to sit on any Boards (or comparable bodies) without the consent of the Board of Directors.

2.             Compensation.

a.             Annual Base Salary.  The Company shall pay you an annual base salary (“Annual Base Salary”) of $350,000 during the Employment Period, subject to annual review in each year of the Employment Period thereafter by the Compensation Committee of the Board of Directors (the “Compensation Committee”) (for any partial year during the Employment Period, the Annual Base Salary shall be prorated based on the number of days during such year on which you are employed by the Company).  Your Annual Base Salary may be increased in years following the first year of employment at the sole discretion of the Compensation Committee but may not be decreased.  As used herein, the term “Annual Base Salary” refers to the Annual Base Salary as so increased.  Such Annual Base Salary shall be payable in installments in accordance with the Company’s regular payroll practices.

b.             Annual Bonus.  In addition, subject to the immediately subsequent paragraph, you will be eligible to receive an annual bonus to be awarded ninety (90) days after the end of each fiscal year, to be paid as soon as practicable but not later than one hundred twenty (120) days after the end of such fiscal year.  In order to determine the amount of such bonus, the Compensation Committee shall set your annual bonus target opportunity during the Employment Period at 100% of your Annual Base Salary and the Company shall determine appropriate business targets for each fiscal year and your annual bonus shall be based upon the extent to which the Company attains such targets.  The determination of the appropriate business targets with respect to each subsequent fiscal year shall take place not later than thirty (30) days following the receipt by the Board of Directors of the Company from the Company’s senior management of the Company’s operating budget with respect to such fiscal year.

c.             Each calender year the Company shall reimburse you up to $7,500 for your documented estate planning, supplemental life insurance, club dues and tax planning and related financial matters.

d.             Notwithstanding anything herein to the contrary, there shall be deducted or withheld from all amounts payable to you amounts for all federal, state, city or other taxes required by applicable law to be so withheld or deducted and any other amounts authorized for deduction by or required by law.

3.             a.             Restricted Stock.  You will be granted 300,000 shares of restricted common stock at the commencement of the Employment Period for a purchase price equal to the par value of the common stock of $0.01 per share.  These shares of restricted stock will vest over a two-year period from the Effective Date, with 12,500 shares vesting at the end of each month following the Effective Date; provided that you must be employed as of any vesting date and if you are terminated for any reason, all unvested stock will be forfeited and cancelled; and provided further that upon the earlier to occur of (A) in the event of the termination of your employment within six (6) months of the occurrence of a Change in Control (as defined in the Executive Time Vesting Stock Option Agreement) by the Company other than for Cause (as defined herein), or by you with Good Reason (as defined below) or (B) your continued active employment by the Company in good standing for at least six (6) months from the consummation of the Change in Control, you shall be fully vested in any then unvested restricted stock (it being understood that there shall not be accelerated vesting of the Restricted Stock upon any other termination of your employment).  These shares of restricted stock will not be transferable by you until they are vested.  Unvested shares will be subject to repurchase by the Company at $0.01 per share upon termination of your employment for any reason.  Unless you elect to be taxed upon receipt of the restricted stock (by filing a special election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), with the Internal Revenue Service within 30 days), you will be taxed (and subject to income tax withholding) on the value of the restricted stock as the shares vest.  You should consult with your tax advisor regarding the federal, state and local income tax consequences of receiving the grant of restricted stock hereunder.  In connection with this grant of restricted stock, you represent and warrant as provided for in Annex 1 hereto.

b.             Options.  You will be granted a non-qualified stock option to purchase 2,000,000 shares of Common Stock of the Company, with an exercise price equal to the fair market value of the stock as of the date of grant.  The option will have the terms set forth in the attached form of Executive Time Vesting Stock Option Agreement and have a term of 10 years from the date of grant.

4.             Benefits.

a.             Benefits.  During the Employment Period, you shall be entitled to participate in the Company’s fringe benefit plans for its senior executives, subject to and in accordance with applicable eligibility requirements, such as executive medical reimbursement, tax preparation, 401(k), employee stock purchase program, life and disability insurance plans and all other benefit plans (other than severance and equity-based plans or arrangements) generally available to the Company’s senior executive officers.  In addition, the Company will reimburse your reasonable out-of-pocket expenses incurred in connection with the performance of your duties hereunder, consistent with Company policy.  You shall be entitled to take time off in accordance with the Company’s top management vacation policy.

b.             Loan:  Upon the commencement of the Employment Period, the Company shall provide you with a $90,000 loan on the terms set forth in the form of recourse promissory note (attached hereto as Annex 2), which you agree to execute and deliver.

5.             Termination and Severance.  The Employment Period shall terminate on the first to occur of (i) ninety (90) days following written notice by you to the Company of your resignation without Good Reason (it being understood that you will continue to perform your services hereunder during such ninety (90) day period if requested, but the Company may terminate your services sooner if it so elects), (ii) thirty (30) days following written notice by you to the Company of your resignation with Good Reason (it being understood that you will continue to perform your services hereunder during such thirty (30) day period provided that the Company does not elect to terminate your employment sooner if it so elects), (iii) your death or Disability, (iv) a vote of the Board of the Company directing such termination for Cause, (v) a vote of the Board of the Company directing such termination without Cause, or (vi) the third (3rd) anniversary of the Effective Date (the “Scheduled Expiration Date”); provided, however, that the Scheduled Expiration Date shall be automatically extended for successive one-year periods unless, at least ninety (90) days prior to the then-current Scheduled Expiration Date, either the Company or you shall give written notice to the other of an intention not to extend the Employment Period.  In the event of termination of the Employment Period pursuant to clause (ii) or (v) above, the Company shall pay to you an amount equal to one hundred fifty percent (150%) of your Annual Base Salary as in effect immediately prior to the termination of the Employment Period, such amount to be paid within sixty (60) days of the date of such termination (the “Severance Benefit”).  Notwithstanding the preceding sentence, the Severance Benefit shall be computed as an amount equal to two hundred ninety-nine percent (299%) of your Annual Base Salary as in effect immediately prior to the termination of the Employment Period and shall be paid within sixty (60) days of the date of such termination solely in a circumstance in which there has occurred a Change in Control (as defined in the Executive Time Vesting Stock Option Agreement) within three (3) months prior to any termination by you for Good Reason or by the Company without cause.  Notwithstanding anything in this Agreement to the contrary, in the event that payment of the Severance Benefit, either alone or together with other payments (or the value of other benefits) which you have the right to receive from the Company in connection with a Change in Control, would not be deductible (in whole or in part)

by the Company as a result of the Severance Benefit or other payments or benefits constituting a “parachute payment” within the meaning of Section 280G of the Code, the Severance Benefit (or, at your election, such other payments and/or benefits, or a combination of such other payments and/or benefit and/or the Severance Benefit) shall be reduced to the largest amount as will result in no portion of the Severance Benefit (or such other payments and/or benefits) not being fully deductible by the Company as a result of Section 280G of the Code.  The determination of the amount of any such reduced reduction pursuant to the foregoing provision, and the valuation of any non-cash benefits for purposes of such determination, shall be made exclusively by the firm that was acting as the Company’s auditors prior to the Change in Control (whose fees and expenses shall be borne by the Company, and such determination shall be conclusive and binding).

Except as otherwise set forth in this paragraph 5 or pursuant to the terms of employee benefit plans in which you participate pursuant to paragraph 4, you shall not be entitled to any compensation or other payment from the Company in connection with the termination of your employment hereunder.  In addition to the Severance Benefit, under circumstances in which the Severance Benefit is payable, you shall also remain eligible to receive group health insurance benefits under the Company’s benefit plans for one year following the termination of your employment with the Company so long as such benefit plans permit such continued participation (or for three years following the termination of your employment with the Company in the event that the enhanced Severance Benefits are payable in connection with a Change in Control pursuant to the third sentence of the first paragraph of this Section 5).

For purposes of this Agreement, the following definitions will apply:  (a) “Good Reason” shall mean the occurrence of any of the following without your consent which shall remain uncured for a period of not less than thirty (30) days following your delivery of notice of such occurrence to the Company (it being understood that your failure to deliver such notice in a timely manner shall waive your rights to allege Good Reason):  (i) the transfer of your principal place of employment to a geographic location more than 50 miles from the current location of the Company’s principal headquarters, or (ii) any material breach of this Agreement by the Company which is not cured or which the Company is not undertaking to cure within thirty (30) days after the Company has received written notice from you identifying the breach in reasonable detail; (b) “Cause” shall mean any of the following acts or circumstances:  (i) willful destruction by you of Company property having a material value to the Company, (ii) fraud, embezzlement, theft, or comparable dishonest activity committed by you against the Company, (iii) your conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude, (iv) your breach, neglect, refusal, or failure to discharge your duties under this Agreement (other than due to Disability) or any Company policy or your failure to comply with the lawful directions of the Board, in any such case that is not cured within fifteen (15) days after you have received written notice thereof from the Board of the Company, or (v) a willful and knowing misrepresentation to the Board of the Company that will have a material adverse effect on the business, prospects or affairs of the Company or your performance under this Agreement; and (c) “Disability” shall mean that for a period of three (3) consecutive months or an aggregate of four (4) months in any twelve (12) month period you are incapable of substantially fulfilling the duties of your positions as set forth in paragraph 1 because of physical, mental or emotional incapacity, injury, sickness or disease.  With regard to the definition of “Disability” in clause (c) above, any question as to the existence or extent of the Disability upon which you and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company.  The determination of any such physician shall be final and conclusive for all purposes; provided, however, that you or your legal representatives shall have the right to present to such physician such information as to such Disability as you or they may deem appropriate, including the opinion of your personal physician.

6.             Confidential Information.  You acknowledge that information obtained by you while employed by the Company or any affiliate thereof concerning the business or affairs of (i) the Company, its affiliates and subsidiaries or (ii) any enterprise which is the subject of an actual or potential transaction (“Potential Transaction”),considered, evaluated, reviewed or otherwise, made known to Fox Paine & Company, LLC, the Company, its affiliates of subsidiaries, or you (“Confidential Information”) is the property of the Company. You shall not, without the prior written consent of the Board of the Company, disclose to any person or use for your own account any Confidential Information except (i) in the normal course of performance of your duties hereunder, (ii) to the extent necessary to comply with applicable laws (provided that you shall give the Company prompt notice prior to any such disclosure), or (iii) to the extent that such information becomes generally known to and available for use by the public other than as a result of your acts or omissions to act.  Upon termination of your employment or at the request of the Board of the Company at any time, you shall deliver to the Board all documents containing Confidential Information or relating to the business or affairs of the Company, its affiliates and subsidiaries that you may then possess or have under your control.

7.             Non-Solicitation.

a.             Non-Solicitation.  As a means reasonably designed to protect the Company’s Confidential Information, you agree that, for a period of twelve (12) months from the conclusion of the Employment Period, you will not directly, indirectly or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, (i) hire, solicit, encourage the resignation of or in any other manner seek to engage or employ any person who is then, or within the prior three (3) months had been, an employee of the Company, whether or not for compensation and whether or not as an officer, consultant, adviser, independent sales representative, independent contractor or participant, or (ii) contact, solicit, service or otherwise have any dealings related to the sale, manufacture, distribution, marketing or provision of products, components, equipment, hardware, other technology or services (of any sort) in the wireless communications industry or any other industry or business or prospective industry or business in which the Company participates or contemplates participating in as of such conclusion, with any person or entity with whom the Company has a current or known prospective business relationship or who is or was at any time during his employment with the Company (including any predecessor or successor entity) a customer, vendor or client of the Company, or a known prospective customer, vendor or client of the Company, provided in each case described in this clause (ii) that such activity by you does or could reasonably be expected to have a material adverse effect on the relationship between the Company and any such third party.

b.             Scope of Restriction.  If, at the time of enforcement of this paragraph 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

c.             Works Made For Hire.  You agree that all intellectual property rights, developments, designs, computer software, inventions, applications and improvements, including but not limited to trade names, assumed names, service names, service marks, trademarks, logos, patents, copyrights, licenses, formulas, trade secrets and technology, whether in design, methods, processes, formulae, machines or devices and all other applications (collectively, “Inventions”), whether made, created, invented, devised, acquired, succeeded to (whether by devise, estate, testamentary disposition or otherwise), or developed prior to the date of this Agreement for the Company by you, other than Inventions made, created, invented, devised or developed by you (i) on your own personal time, (ii) without the use of the Company’s equipment, supplies, facilities and resources and (iii) which are not related to the sale, manufacture, distribution, marketing development or provision of products, components, equipment, hardware, other technology or services (of any sort) in the wireless communications industry (collectively, “Unrelated Inventions”), are works made for hire and shall be the exclusive property of the Company without separate compensation to you.  You will, at the request and expense of the Company made at any time, execute and deliver to the Company or its nominee such applications and instruments as may be desirable and appropriate for obtaining for the Company or its nominee, patents, copyrights, trademarks, know-how and other intellectual property protection of the United States and all other countries for vesting in the Company or its nominee, all of your claim, right, title and interest in said Inventions and for maintaining, enforcing and funding the same, and to otherwise vest in or evidence the Company’s or its nominee’s exclusive ownership of all of the rights referred to herein. In the event that for whatever reason the results of your past or future work for the Company should not be deemed to be works made for hire, you agree to assign, and you hereby do assign, to the Company or its nominee all claim, right, title and interest, in any country, to each and every of the inventions that is the result of work done in the course of your past or future employment by the Company, or that you create or develop, or that you acquire by whatever means that was created or developed, in whole or in part by using the Company’s equipment, supplies, resources or facilities.  Each and every such assignment is and shall be in consideration of this Agreement with the Company, and no further consideration therefor is or shall be provided to you by the Company.  You hereby waive enforcement of any moral or legal rights which might limit the Company’s rights to exploit any of the foregoing materials in any manner.

d.             Equitable Relief.  You acknowledge that the provisions contained in Sections 6 and 7 hereof are reasonable and necessary to protect the legitimate interests of the Company, that any breach or threatened breach of such provisions will result in irreparable injury to the Company and that the remedy at law for such breach or threatened breach would be inadequate.  Accordingly, in the event of the breach by you of any of the provisions of Sections 6 and 7 hereof, the Company, in addition and as a supplement to such other rights and remedies as may exist in its favor, may apply to any court of law or equity having jurisdiction to enforce this Agreement, and/or may apply for injunctive relief against any act than would violate any of the provisions of this Agreement (without being required to post a bond).  You further agree that injunctive relief may be sought for any breach or threatened breach of Section 6 or Section 7 without a showing of irreparable injury, in order to prevent any such breach or threatened breach.  Such right to obtain injunctive relief may be exercised, at the option of the Company, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies that the Company may have as a result of any such breach or threatened breach.

8.             Survival.  Any termination of your employment or of this Agreement shall have no effect on the continuing operation of paragraph 5, 6, or 7 for the periods specified therein.

9.             Waiver of Claims.  You agree as a condition to your receipt of any termination or severance benefits pursuant to paragraph 5 hereof, you will agree, as of the date of such termination, to waive, discharge and release any and all claims, demands and causes of action, whether known or unknown, against the Company, its affiliates and subsidiaries, and their respective current and former directors, officers, employers, attorneys and agents arising out of, connected with or incidental to your employment or other dealings with the Company, its affiliates or subsidiaries, which you or anyone acting on your behalf might otherwise have had or asserted and any claim to any compensation or benefits from your employment with the Company or its affiliates (other than employee benefits to be provided pursuant to the terms of paragraph 5 hereof or of any employee benefit plans as set forth in paragraph 4 hereof). Notwithstanding anything contained herein to the contrary, no termination or severance payments shall be made under this Agreement or otherwise until such time as you have delivered an executed release of claims and any applicable revocation periods under state or federal law have expired.  The Company agrees, as further consideration for your waiver, to concurrently execute a waiver of unknown clams against you on terms and conditions substantially identical to the waiver provided by you (it being understood that the Company may specifically reserve claims identified in writing by the Company at the time that such waiver is provided).

10.           Governing Law.  This Agreement and all questions concerning the construction, validity and interpretation of this Agreement shall be governed by and determined in accordance with the internal law, and not the law of conflicts, of the State of California.

11.           Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given, if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address set forth herein, or such other address as may hereafter be furnished to the other party by like notice. Notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee if delivered other than by mail, and in the case of mail, three days after the depositing of the same in the United States mail as above stated (or, in the case of registered or certified mail, by the date noted on the return receipt).  Notices shall be addressed as follows:

If to the Executive:	Mr. Michael R. Farese
5313 Arezzo Way
San Jose, CA 9513

If to the Company:	WJ Communications, Inc.
401 River Oaks Parkway
San Jose, CA 95134
Attention: Chairman

with a copy to:	Fox Paine & Company, LLC
950 Tower Lane
Suite 1150
Foster City, CA 94404
Attention: W. Dexter Paine, III

12.           Separability Clause.  Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

13.           Successors and Assigns- Assignment of Agreement.  This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of the parties hereto.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successors to its businesses and/or assets as aforesaid which assume and agree to perform this Agreement by operation of law, or otherwise.  This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution

14.           Waiver.  The failure of any party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of arty obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.  No term or provision of tile Agreement may he waived unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.

15.           Entire Agreement.  This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter contemplated herein and supersedes all prior agreements, whether written or oral, between the parties, relating to the subject matter hereof.  This Agreement shall not be modified except in writing executed by all parties hereto.

16.           Captions.  Titles or captions of paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

17.           Counterparts.  For the purpose of facilitating proving this Agreement, and for other purposes, this Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

18.           Arbitration.  Any dispute, controversy or claim arising under or in connection with this Agreement, or the alleged breach hereof, shall be settled exclusively by private and confidential arbitration conducted by the American Arbitration Association in accordance with the Rules of the Commercial Panel of the American Arbitration Association then in effect (and not the Employment Dispute Resolution Rules).  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Any arbitration held hereunder shall take place in Palo Alto, California.  In addition, any dispute, controversy or claim arising under or in connection with your rights or obligations pursuant to any stock option or other equity arrangements between you and the Company, shall be settled exclusively as provided for by the terms of the applicable Company plans.

[signatures page: follows]

Please execute a copy of this letter Agreement in the space below and return it to the undersigned at the address set forth above to confirm your understanding and acceptance of the agreements contained herein.

Very truly yours,

WJ COMMUNICATIONS, INC.

	By:	/s/ W. DEXTER PAINE, III
	Name:	W. Dexter Paine, III
	Title:	Chairman

Accepted and agreed to:

/s/ MICHAEL R. FARESE
Michael R. Farese

Annex 1

REPRESENTATIONS AND WARRANTIES

In connection with the purchase and sale of WJ Communications Stock hereunder, you represent and warrant to the Company that:

(a)

The WJ Communications Stock to be acquired by you pursuant to this Agreement shall be acquired for your own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the WJ Communications Stock shall not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(b)

You are an officer of the Company, are sophisticated in financial matters and are able to evaluate the risks and benefits of the investment in the WJ Communications Stock.  You are an “accredited investor”, as defined in Regulation D promulgated under the Securities Act.

(c)

To the extent that any of the securities being purchased by you are not subject to an effective registration statement, you are able to bear the economic risk of your investment in such WJ Communications Stock for an indefinite period of time and you understand that such securities cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(d)

You have had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of WJ Communications Stock and have had full access to such other information concerning the Company as you have requested.  You have reviewed, or have had an opportunity to review, a copy of the Stockholders’ Agreement.

(e)

This Agreement constitutes a legal, valid and binding obligation of yours, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by you does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which you are a party or any judgment, order or decree to which you are subject.

(f)	You are not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any person or entity other than the Company.

(g)

You have consulted with independent legal counsel regarding your rights and obligations under this Agreement and you fully understand the terms and conditions contained herein.  You have obtained advice from persons other than the Company and its counsel regarding the tax effects of the transaction contemplated hereby.

Annex 2

RECOURSE PROMISSORY NOTE

$90,000.00                           Palo Alto, California

March 4, 2002

FOR VALUE RECEIVED, the undersigned (the “Maker”) promises to pay to the order of WJ COMMUNICATIONS, INC., a California corporation (the “Company”), at its principal, executive offices, the principal sum of NINETY THOUSAND DOLLARS ($90,000.00), in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.  Interest on the unpaid principal amount of this Note shall accrue at an annual rate which shall be equal to one half of one percent (1/2%) above the “applicable federal rate” as defined under Section 1274(d) of the Internal Revenue Code of 1986, as amended, and shall be payable monthly through Company payroll deductions.  The Maker hereby expressly authorizes the Company to withhold from the Maker’s monthly wages and any other amount payable to the Maker any and all amounts of accrued interest due and owing under this Note and any unpaid principal when due.  All unpaid principal and accrued but unpaid interest, if any, shall be due and payable in full on the third (3rd) anniversary of the date of this Note, subject to earlier payment in full of the principal and accrued interest in the event of an “Acceleration Event” as defined below.  This Note shall be fully recourse against the Maker and his personal assets.  The Maker shall have the right and privilege of prepaying this Note at any time or times, in whole or in part, without notice or penalty, in principal amounts of no less than $5,000.00.  All past due installments of principal or interest shall bear penalty interest at the highest rate permitted by applicable law, or if no such maximum rate is established by applicable law, then at the rate of eighteen percent (18%) per annum.  The Maker, as well as any persons or entities who become liable for the payment of this Note, hereby expressly waive demand or presentment for payment of this Note, notice of nonpayment, protest, suit, acceleration, intention to accelerate, diligence and/or any notice of, or defense on account of, the extension of time of payment or change in the method of payments, and/or any modification of the terms hereof and consent to any and all renewals and extensions in the time of payment hereof, and further agree that the acceptance of late payment hereunder by the Company, waiver or other forgiveness of any other defaults by Maker, shall not constitute a waiver by the Company of any subsequent defaults, late payments or other violations of the Maker’s obligations hereunder.  If this Note is not paid when due (whether the same becomes due by reason of an Acceleration Event or otherwise) and is placed in the hands of an attorney for collection, or if suit is filed hereon, or if this Note shall be collected by legal proceedings or through a probate or bankruptcy court, the Maker agrees to pay all costs of collection, including reasonable attorneys’ fees.

This Note shall be construed in accordance with the laws of the State of California and the laws of the United States applicable to transactions in California.

This Note shall be accelerated and all unpaid interest and principal shall be due and payable upon the occurrence of any one of the following events prior to the third (3rd) anniversary of the date of this Note (each an “Acceleration Event”):  (i) the Maker is no longer employed by the Company for any reason; (ii) the Maker fails to pay any sum under this Note on its due date; (iii) the Maker becomes insolvent or makes an assignment for the benefit of creditors or an appointment is made of a receiver or trustee for the property of the Maker; (iv) a petition is filed by or against the Maker under the Bankruptcy Code, as amended, or under any other insolvency law or laws providing for the relief of debtors; or (v) upon the death of the Maker.

All notices hereunder shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, first class, registered or certified mail, postage prepaid, if addressed to the respective parties hereto at their addresses as shown in the corporate records of the Company.

IN WITNESS WHEREOF, the Maker has executed this Note as of the date first above written.

MAKER:	Michael R. Farese	Signature:	/s/ MICHAEL R. FARESE

EXECUTIVE TIME VESTING STOCK OPTION AGREEMENT

EXECUTIVE TIME VESTING STOCK OPTION AGREEMENT (“Agreement”) dated as of March 4, 2002 by and between WJ Communications, Inc. (the “Company”), a Delaware corporation, and Michael R. Farese (the “Executive”), who is presently an employee of WJ Communications, Inc.

WHEREAS, pursuant to the WJ Communications, Inc. 2000 Stock Incentive Plan (the “Plan”), the Committee (as defined in the Plan) has decided to award stock options to the Executive on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.             Definitions.

As used in this Agreement, the following terms shall have the meanings ascribed to them below.  Any capitalization used in this Agreement and not defined herein shall have the meaning ascribed to it in the Plan.

“Acquisition” shall have the meaning set forth in Section 5.3.

“Common Stock” shall mean the Common Stock, without par value, of the Company, subject to adjustment purs;uant ot the third paragraph of Section 3 of the Plan, under certain circumstances.

“Exercise Price” shall have the meaning set forth in Section 2.2.

“Grant Date” shall have the meaning set forth in Section 2.1.

“Options” shall have the meaning set forth in Section 2.1.

“Change in Control” shall have the meaning set forth in Section 2.3.

“Good Reason” shall have the meaning set forth in Section 2.3.

In addition, certain other terms used herein have definitions otherwise ascribed to them herein.

2.             Grant and Terms of Options.

2.1.          Grant of Options.  The Company hereby grants to the Executive as of February 28, 2002 (the “Grant Date”) 2,000,000 Nonqualified Stock Options (the “Options”) to purchase one share of Common Stock per Option on the terms and conditions set forth below, and in reliance upon the representations and covenants of the Executive set forth below.  Unless sooner exercised or forfeited as provided for in the Plan or this Agreement, the Options shall expire on the tenth (10th) anniversary of the date of this Agreement.

2.2.          Exercise Price.  The exercise price of the Options is $2.90 per share of Common Stock subject thereto (the “Exercise Price”).

2.2.          Exercisability.  The Options shall vest and become exercisable according to the following schedule:

Years of Employment Since the Grant Date

Vested Percentage

Less than 1 year	0 percent
At least 1 year, but less than 2 years	25 percent
At least 2 years, but less than 3 years	50 percent
At least 3 years, but less than 4 years	75 percent
4 years or more	100 percent

provided that, except as provided for herein, no options shall vest if the Executive’s employment terminates for any reason prior to a vesting date.

Notwithstanding anything to the contrary contained in this Agreement, upon the earlier to occur of (I) a termination of the Employment (as defined in the Plan) of the Executive within six (6) months of the occurrence of a Change in Control (as defined above), which termination is (a) by the Company other than for Cause (as defined in the Plan) or (b) by the Executive with Good Reason (as defined below) or (II) the Executive continues to be actively employed by the Company in good standing for at least six (6) months from the consummation of the Change in Control, any unvested Options granted hereunder shall vest and become exercisable.  For the purposes of this Agreement, a “Change in Control” shall mean (i) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, in each case unless, following such transaction or series of related transactions, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock of the Company immediately prior to such transaction(s) beneficially own, directly or indirectly, more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction(s) (including, without limitation, a corporation which as a result of such transaction(s) owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or (ii) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Good Reason” shall mean any of the following without the consent of the Executive which shall remain uncured for a period of not less than thrity (30) days following the Executive’s delivery of notice of such occurrence to the Company:  (i) the assignment of the Executive by the Company to any duties materially inconsistent with, or a material diminution of, his or her position, including duties, title, offices, or responsibilities; or (ii) the transfer of the Executive’s principal place of employment to a geographic location more than 50 miles from both his or her current personal residence and from the location of his or her current principal place of employment.

3.             Transferability of Plan Shares and Options.  The Executive shall not be permitted to sell, assign, transfer, pledge or otherwise encumber any Plan Shares or Options, except as provided in the Plan.

4.             Executive’s Representations, Warranties and Agreements.

In connection with the exercise of any Options, the Executive shall make to the Company, in writing, such representations, warranties and agreements in connection with such exercise and investment in shares of Common Stock as the Committee shall reasonably request.

5.             Successors.

5.1.          This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than as provided in the Plan and shall inure to the benefit of and be enforceable by the Executive’s successors and assigns.

5.2.          This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

5.3.          The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise (an “Acquisition”)) or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place (or by substituting for such Options new options, based upon the stock of such successor, having an aggregate spread between the Fair Market Value of the underlying stock and the Exercise Price thereof, and the same term).

6.             Miscellaneous.

6.1.          This Agreement shall be governed by and construed and enforced in accordance with the laws of the Stale of California, without regard to the principles of conflicts of law thereof.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

6.2.          All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed if to the Executive, at the address set forth on the signature page hereto, and if to the Company: WJ Communications, Inc., 401 River Oaks Parkway, San Jose, CA 95134, or to such other addresses as either party furnishes to the other in writing in accordance with this Section 6.2.  Notices and communications shall be effective when actually received by the addressee.

6.3.          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

6.4.          No later than the date as of which an amount first becomes includible in the gross income of the Executive for federal income tax purposes with respect to any options, the Executive shall pay to the Company or, if appropriate, any of its Affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  If approved by the Committee, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Executive. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

6.5.          The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

6.6.          The options are granted pursuant to the Plan which is incorporated herein by reference and the Options shall, except as otherwise expressly provided herein, be governed by the terms thereof.  The Executive hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.  The Executive and the Company each acknowledges that this Agreement (together with the Plan and the other agreements referred to herein and therein) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or either of them, with respect to the subject matter hereof.

EXECUTIVE TIME VESTING STOCK OPTION AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WJ Communications, Inc.
401 River Oaks Parkway
San Jose, California 95134

By:	/s/ WILLIAM R. SLAKEY

Michael R. Farese
5313 Arezzo Way
San Jose, California 95138

Signature:	/s/ MICHAEL R. FARESE